EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

of Clarus Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-218754) on Form S-8, registration statement (No. 333-218751) on Form S-3, and registration statement (No. 333-218752) on Form S-4 of Clarus Corporation of our reports dated March 12, 2018, with respect to the consolidated balance sheets of Clarus Corporation as of December 31, 2017 and 2016, and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of Clarus Corporation.

Our report dated March 12, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, contains an explanatory paragraph that states the Company acquired Sierra Bullets, LLC (Sierra) during 2017, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, Sierra’s internal control over financial reporting associated with total assets of $26,420 and total revenues of $10,356 included in the consolidated financial statements of the Company as of and for the year ended December 31, 2017. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Sierra Bullets, LLC.

/s/ KPMG LLP
Salt Lake City, Utah
March 12, 2018